Exhibit 99.1

FOR IMMEDIATE RELEASE:	October 25, 2012
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS THIRD QUARTER 2012 RESULTS

St. Paul, Minn (10/25/12)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its third quarter ended September 30, 2012. Revenue for the third quarter was $796,000, down sequentially from $2,012,000 in the second quarter of 2012. Net loss for the third quarter was $4,140,000, or $0.38 per share, which included a charge for excess and obsolete inventories of $2,766,000 and a restructuring charge of $68,000 related to a workforce reduction implemented in September. The loss compared to a net loss of $483,000, or $0.04 per share, in the second quarter of 2012.

“Continued improvement in industry conditions in the second half of 2012 that forecasters had led us to expect has not materialized,” said Joseph C. Levesque, president and CEO of Aetrium Incorporated. “We expect that semiconductor production levels in the third quarter will prove to have been flat at best, and we are not anticipating that production levels will improve in fourth quarter. Accordingly, we are planning that the demand for our test handler products will remain muted into 2013, and that we are not likely to see absorption of existing excess semiconductor production capacity until the second half of 2013. Accordingly, we have recently taken action to further trim our workforce, for a total reduction of 49% over the past year, and we have reevaluated our inventories and taken additional reserves, to reflect our expectations of an extended period of difficult industry conditions.

 “Our reliability test products, driven by the requirements of emerging semiconductor technologies, continue to draw the keen interest of our customers, who include most of the top semiconductor manufacturers in the world,” added Mr. Levesque. “However, while we expect these products to continue to do well into 2013, we are also feeling the impact of tightening capital budgets on these products as our customers gear down for continued lackluster semiconductor demand.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended June 30, 2012.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2012	2011	2012	2011

Net sales	$796	$1,459	$4,698	$6,638
Cost of goods sold (1)	3,361	2,125	5,403	5,054
Gross profit (loss)	(2,565)	(666)	(705)	1,584
Gross profit percent	-322.2%	-45.6%	-15.0%	23.9%

Operating expenses:
Selling, general and administrative (2)	1,205	1,245	3,383	3,617
Research and development (3)	371	913	1,161	2,142
Total operating expenses	1,576	2,158	4,544	5,759

Loss from operations	(4,141)	(2,824)	(5,249)	(4,175)
Interest income, net	1	7	3	29
Loss before income taxes	(4,140)	(2,817)	(5,246)	(4,146)
Income taxes	-	-	-	-

Net loss	$(4,140)	$(2,817)	$(5,246)	$(4,146)

Loss per share (basic and diluted)	$(0.38)	$(0.26)	$(0.49)	$(0.38)

Weighted average common shares outstanding (basic and diluted)	10,781	10,781	10,781	10,781

	Three Months ended September 30,		Nine Months ended September 30,
	2012	2011	2012	2011
(1) Cost of goods sold includes the following:
Excess and obsolete inventory charges	$2,766	$1,116	$2,766	$1,116
Severance charges	45	57	93	57

(2)	Selling, general and administrative expenses includes the following:
Severance charges	-	70	39	70

(3)	Research and development expenses includes the following:
Severance charges	23	141	95	141

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	September 30,	December 31,
	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$3,677	$5,008
Accounts receivable, net	520	1,324
Inventories, current	2,605	7,731
Other current assets	71	53
Total current assets	6,873	14,116

Property and equipment, net	184	109

Inventories, noncurrent	1,810	-
Other asset	21	30

Total assets	$8,888	$14,255

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$641	$506
Other current liabilities	686	1,051
Total current liabilities	1,327	1,557

Noncurrent liabilities	182	256

Shareholders' equity	7,379	12,442

Total liabilities and shareholders' equity	$8,888	$14,255